UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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[  ]   Soliciting Material Pursuant to ss. 240.14a-12

                            SCOTTISH RE GROUP LIMITED
                            -------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[LOGO]

                       *** URGENT ATTENTION REQUESTED ***


Dear Fellow Shareholder,

You should have previously received proxy material in connection with the upcoming Extraordinary General Meeting of Shareholders of Scottish Re Group Limited, now to be held on March 2, 2007 at the Fairmont Hamilton Princess Hotel in Hamilton, Bermuda at 11:00 A.M. local time. The shareholders' meeting is now less than five days away.

At this important meeting, you will be asked to vote on a set of proposals relating to the proposed investment in Scottish Re by MassMutual Capital Partners LLC ("MassMutual Capital"), a member of the MassMutual Financial Group, and an affiliate of Cerberus Capital Management, L.P. ("Cerberus"), who we refer to as the "Investors" in the proxy materials. As described in the proxy statement that was previously mailed to shareholders on or about January 22, 2007 and the proxy supplement that was previously mailed to shareholders on or about February 20, 2007, before approving this transaction, our board of directors carefully considered a number of factors, including that an exhaustive auction process to solicit potential bidders was undertaken and that the alternatives of run-off and bankruptcy likely would result in significantly less value to shareholders. Based on these considerations, our board of directors unanimously recommends that shareholders approve this transaction. Since the mailing of the first proxy reminder on or about February 6, 2007, Institutional Shareholder Services and Glass Lewis & Co., both independent proxy advisory firms, have recommended that Scottish Re shareholders vote "FOR" each of the proposals described in the proxy materials.

As communicated with shareholders previously, in the event that Scottish Re is not able to complete the transaction with the Investors, including as a result of a failure to obtain the required shareholder approvals, our liquidity position, financial condition and our business would be materially adversely affected. Although we would attempt to enter into an alternative transaction that would provide us with the liquidity and capital needed to manage our business, we cannot assure you that we would succeed in entering into such a transaction, and based upon the process described in the proxy statement that we conducted in evaluating our strategic alternatives, we believe that it is unlikely that we would be able to obtain a superior offer from someone other than the Investors or to enter into such a transaction on a timely basis.

In particular, we believe that a failure to complete this transaction would likely result in:

     o further downgrades in our credit ratings and the financial strength ratings of our operating subsidiaries;

     o termination of the amended forbearance agreement with HSBC Bank USA, N.A. and demands from it for additional collateral pursuant to the terms of the collateral finance facilities that we entered into with it in 2004 and December 2005;

     o    the loss of services of some of our key employees;

     o an inability by us to attract new employees with the skills needed to manage our existing business;

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     o    regulatory action against us under applicable insurance laws; and

     o    the likelihood of customers terminating or recapturing ceded business.

Moreover, in the event that our shareholders fail to approve the transaction with the Investors:

     o Cerberus would not be required to provide us the $100.0 million term loan facility agreed to on November 26, 2006 and Citigroup Global Markets Inc.; and

     o Calyon Securities (USA) Inc. would not be required to enter into the $500.0 million collateral finance facility agreed to on November 26, 2006.

As a consequence of the above, if we were unable to promptly arrange satisfactory alternative financing, we believe it may become necessary for us to seek protection from our creditors under applicable bankruptcy and insolvency laws in the jurisdictions where we and our operating subsidiaries are domiciled, or one or more of our regulators may seek to intervene in the operations of our operating company subsidiaries. We believe bankruptcy is likely to provide significantly less value and certainty to shareholders than the Issuance.

AS SUCH, YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED EACH OF THE PROPOSALSAND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSALS.

Regardless of the number of shares you may own, it is important they be represented at the meeting. If you do not vote, the effect will be a vote against the transaction. We urge you to please return your proxy card, or vote by following the instructions for phone or internet voting that appear on your proxy card.

Thank you for your support. Your prompt voting may save Scottish Re the necessity and expense of further solicitations.


Sincerely,

/s/ Paul Goldean

Paul Goldean
President and Chief Executive Officer